AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
The Executive Employment Agreement entered into as of October 24, 2011 (the "Agreement") by and among Victor Technologies Group, Inc., f/k/a Thermadyne Holdings Corporation, a Delaware corporation ("Holdings"), and the subsidiaries of Holdings (together with Holdings, "Employer"), and Jeffrey S. Kulka ("Employee"), is hereby amended as follows, effective as of the date hereof:
1.    Capitalized terms used in this Amendment without definition have the meanings set forth in the Agreement.
2.    The first sentence of the first paragraph following Section 4(c)(iii) is deleted and the following sentence is substituted in lieu thereof:
“In the event Employee obtains employment elsewhere during the period in which he is entitled to the compensation and benefits described in this Section 4(c), such compensation and benefits shall continue for the period described above notwithstanding such reemployment of Employee and without reduction by the amount Employee receives from his new employer for compensation and benefits.”
3.    This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of this 4th day of June, 2013.

EMPLOYEE:	EMPLOYERS:
Victor Technologies Group, Inc.(on behalf of itself
and all wholly owned subsidiaries)

/s/ Jeffrey S. Kulka	By:	/s/ Martin Quinn
Name: Jeffrey S. Kulka		Martin Quinn
	Title:	Chief Executive Officer

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH
MAY BE ENFORCED BY THE PARTIES